As filed with the Securities and Exchange Commission on September 26, 2007

Registration No. 333-126313

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HIBBETT SPORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8159608
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

451 Industrial Lane
Birmingham, Alabama	35211
(Address of Principal Executive Offices)	(Zip Code)

2005 EQUITY INCENTIVE PLAN

(Full title of the plan)

Gary A. Smith

Vice President and Chief Financial Officer

Hibbett Sports, Inc.

451 Industrial Lane

Birmingham, Alabama 35211

(Name and address of agent for service)

(205) 942-4292

(Telephone number, including area code, of agent for service)

Copy to:

John S. Mitchell, Jr., Esq.

Williams Mullen

1666 K Street, NW

Suite 1200

Washington, DC 20006

(202) 293-8117

EXPLANATORY NOTE

This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by Hibbett Sporting Goods, Inc., a Delaware corporation (the “Predecessor Registrant”), of a holding company form of organizational structure. The holding company organizational structure was implemented by the merger (the “Merger”), in accordance with Section 251(g) of the Delaware General Corporation Law, of Hibbett MergerSub, Inc., a Delaware corporation, with and into the Predecessor Registrant, with the Predecessor Registrant being the surviving corporation. In the Merger, which was consummated on February 10, 2007 (the “Effective Time”), each share of the issued and outstanding common stock of the Predecessor Registrant was converted into one share of common stock of Hibbett Sports, Inc., a Delaware corporation (the “Registrant”). Pursuant to the Merger, the Predecessor Registrant became a direct, wholly-owned subsidiary of the Registrant.

This Post-Effective Amendment No. 1 to Form S-8 pertains to the adoption by Registrant of Registration No. 333-126313, originally covering 500,000 shares of Predecessor Registrant’s common stock. (Such original amount may have subsequently been increased under Rule 416 and may have not included other plan shares registered on other registration statements.)

In accordance with Rule 414, the Registrant, as the successor issuer, expressly adopts this Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Exchange Act are incorporated by reference herein:

(a)	The Registrant’s Annual Report on Form 10-K for fiscal year ended February 3, 2007, filed April 4, 2007;

(b)

The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 7, 2007, February 8, 2007, February 15, 2007, March 14, 2007, March 19, 2007, May 24, 2007, June 1, 2007, August 14, 2007, August 23, 2007, August 29, 2007 and September 26, 2007;

(c)	The Registrant’s Quarterly Reports on Forms 10-Q for the periods ended May 5, 2007, filed June 14, 2007 and August 4, 2007, filed September 13, 2007;

(d)

All documents filed with the Commission by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold; and

(e)

The description of the Registrant’s Common Stock is incorporated by reference from Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on September 26, 2007, which updates the description of the Predecessor Registrant’s common stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on October 20, 1997.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable. See Item 3(e) above.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred.

The Bylaws of the Registrant contain provisions indemnifying the directors and officers of the Registrant against expenses and liabilities incurred in legal proceedings and authorizing the Board of Directors to advance and reimburse expenses to the fullest extent permitted by Delaware law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits, which immediately follows the signature pages hereto.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement,

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on this 26th day of September 2007.

HIBBETT SPORTS, INC.

By:	/s/ Gary A. Smith
Gary A. Smith
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

*	Chief Executive Officer and	September 26, 2007
Michael J. Newsome	Chairman of the Board

/s/ Gary A. Smith	Vice President and	September 26, 2007
Gary A. Smith	Chief Financial Officer

/s/ Clyde B. Anderson	Director	September 26, 2007
Clyde B. Anderson

*	Director	September 26, 2007
Carl Kirkland

*	Director	September 26, 2007
Ralph T. Parks

*	Director	September 26, 2007
Thomas A. Saunders, III

*	Director	September 26, 2007
Alton E. Yother

*

Gary A. Smith, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of this registration statement.

By:	/s/ Gary A. Smith
Gary A. Smith
September 26, 2007

INDEX OF EXHIBITS

Exhibit Number	Description

*3.1	Certificate of Incorporation of the Registrant, attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 15, 2007.
*3.2	Bylaws of the Registrant, attached as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on February 15, 2007.
*4.1	Form of Common Stock Certificate, attached as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on September 26, 2007.
**10.1	Hibbett Sports, Inc. 2005 Equity Incentive Plan, as amended.
**5.1	Opinion of Williams Mullen.
**23.1	Consent of Independent Registered Public Accounting Firm.
**23.2	Consent of Williams Mullen (included in Exhibit 5.1).
*24.1	Power of Attorney, attached as Exhibit 24.1 to the Registrant’s Registration Statement on Form S-8 (Registration No. 333-126313) filed on June 30, 2005.
*	Previously filed.

**	Filed herewith.